EXHIBIT 5.1
May 7, 2009
Clinical Data, Inc .
One Gateway Center, Suite 702
Newton, MA 02458
Attn: Caesar J. Belbel, Executive Vice President and Chief Legal Officer
Dear Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Clinical Data, Inc. (the “Company”) of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 9,165,900 shares of the Company’s common stock (the “Shares”), which amount includes 6,110,600 shares of the Company’s common stock, which the Company will issue upon conversion of certain convertible notes (the “Notes”) issued pursuant to that certain Securities Purchase Agreement dated February 25, 2009, as well as the issuance of up to 3,055,300 shares of the Company’s common stock, which the Company will issue upon exercise of outstanding warrants (the “Warrants”) the Company issued in connection with the issuance of the Notes, which are held by certain stockholders named in such prospectus.
     In connection with this opinion, we have examined the Registration Statement and related prospectus, the resolutions adopted by the Board of Directors of the Company on February 20, 2009, the Company’s Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the Commonwealth of Massachusetts. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
     Based on the foregoing, and in reliance thereon, we are of the opinion that if, as, and when the Shares issuable upon conversion of the Notes and exercise of the Warrants are issued and delivered by the Company in accordance with the terms of each Note and Warrant, including, without limitation, the payment in full of applicable consideration, such Shares will be validly issued, fully paid, and nonassessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.
     Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Marc A. Recht
Marc A. Recht